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                                                                  Exhibit (d)(5)
                             CONSULTING AGREEMENT

                              DAVID K. LIFSCHULTZ
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     This is a Consulting Agreement made on May 15, 2001 by Fluke Electronics
Corporation, a corporation organized under Washington law and having its principal offices at 6920 Seaway Boulevard, P.O. Box 9090, Everett, Washington 98206-9090 ("Fluke") and David K. Lifschultz ("Lifschultz"), a resident of the state of New York.

     Danaher Corporation, the parent of Fluke, has entered into an Agreement and Plan of Merger dated as of May 15, 2001 with Saltwater Acquisition Corp. and Lifschultz Industries, Inc. ("Merger Agreement") under which Saltwater Acquisition Corp. will acquire all of the issued and outstanding stock of Lifschultz (the "Acquisition"), a principal asset of which is Hart Scientific Incorporated ("Hart"), collectively referred to herein as the "Company." Lifschultz is the Chairman of the Board of Directors and Chief Executive Officer of the Company, a principal contributor to the success of its business. Fluke desires that Lifschultz remain available to Fluke and the Company after the Effective Time of the Acquisition (as such term is defined in the Merger Agreement) to provide consulting services as described herein. As an inducement to Fluke to close the Acquisition and in consideration of the terms described herein, Lifschultz will provide certain business consulting services to the Company and Fluke, and will agree not to compete with the business of the Company, according to the terms of this Agreement.

     In consideration of the mutual benefits to be derived from the making of this Agreement and the mutual covenants and obligations herein contained, the parties agree as follows:

1.   Consulting Services. For a period of one year after the Effective Time of
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the Acquisition, Lifschultz shall provide to the Company consulting services relating to the implementation of Fluke's acquisition of the Company, as well other aspects of the Company's business as shall be agreed to from time to time by Lifschultz and the Company (the "Services"). Lifschultz shall perform the Services for the Company with due diligence and skill and in a prompt and professional manner. The Services will be provided during normal business hours Monday through Friday unless otherwise agreed by the parties. Lifschultz's reasonable travel expenses incurred on behalf of Fluke or the Company shall comply with Fluke travel policies.
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2.   Consideration. Subject to the consummation of the Acquisition and in return
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for Lifschultz's provision of the Services and in consideration of the restrictions upon him described herein, Fluke will pay to Lifschultz three hundred seventy five thousand dollars ($375,000). That amount shall be paid to Lifschultz in two installments of $187,500, the first of which shall be paid upon the Effective Time of the Acquisition and the second on January 1, 2002.

3.   Termination of Employment Agreements. Upon the Effective Time, this
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Agreement shall supercede and render null and void, and as of the Effective Time
Lifschultz waives any rights arising from, any employment agreement and any other agreement Lifschultz has or may have had, written or oral, pertaining to his employment with Hart including any agreement that may pertain to compensation as a result of a sale or acquisition of Hart or the Company. In addition, the Company consents and agrees that all options to purchase common stock of Lifschultz or any of its subsidiaries shall be cancelled in the manner and for the consideration set forth in Section 2.9 of the Merger Agreement.

4.   Relationship of Parties. As of the Effective Time of the Acquisition,
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Lifschultz shall be an independent contractor and shall perform requested
Services in the manner and by the means determined in Lifschultz, subject at all times however, to the general direction of Fluke and the Company. As of the Effective Time of the Acquisition, Lifschultz shall not be an agent or employee of Fluke or the Company and shall have no authority to bind Fluke or the Company by contract or otherwise. Lifschultz acknowledges and agrees that as of the Effective Time of the Acquisition, he shall not be entitled to any benefits or other compensation not specified in this Agreement and shall not otherwise claim that he is an employee of Fluke or the Company.

5.   Employment Taxes and Benefits. As of the Effective Time of the Acquisition,
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Lifschultz shall report all compensation received by him pursuant to this
Agreement as self-employment income in his tax returns, and Lifschultz shall indemnify Fluke and the Company and hold it harmless to the extent of any obligation imposed by law on Fluke or the Company to pay any withholding taxes, social security, unemployment or disability insurance, or similar items in connection with any payments made to Lifschultz by Fluke or the Company pursuant to this Agreement. As of the Effective Time of the Acquisition, Lifschultz shall not be entitled to participate in any plans, arrangements or distributions by Fluke or the Company pertaining to any bonus, stock option, profit sharing, insurance, or similar benefits for employees of Fluke or the Company.

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5.   Non-Compete Provisions.
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     (a)  Lifschultz acknowledges that the covenants he is providing in this
Agreement are reasonable and necessary to the protection of the legitimate interests of Fluke and its subsidiaries and parent, including, but not limited to, the goodwill of the Company. Lifschultz further acknowledges that by virtue of his position with the Company he has developed considerable expertise in the business operations of the Company. Lifschultz acknowledges that Fluke and its subsidiaries and parent would be irreparably damaged and its substantial investment in the Company materially impaired were Lifschultz to engage in an activity that competes with the business of the Company, Fluke or their respective subsidiaries and parents in violation of the terms of this Agreement. Accordingly, Lifschultz acknowledges that he is voluntarily entering into this Agreement and that the terms and conditions of this Agreement are fair and reasonable to him in all respects and that Fluke, in addition to any other remedies that it may have, shall be entitled to obtain injunctive relief, including specific performance, in the event of any actual or threatened breach by Lifschultz of any of the provisions of this Agreement.

     (b) Accordingly, Lifschultz covenants and agrees that during a period of three years from the Effective Time of the Acquisition (the "Covenant Period"), Lifschultz shall not, directly or indirectly within the Market Area, perform any services for any person or entity engaged in a competing business or, without limiting the generality of the foregoing, be or become or agree to be or become, interested in or associated with, in any capacity (whether as a partner, shareholder, owner, officer, director, employee, principal, agent, creditor, trustee, consultant, coventurer or otherwise) in any competing business as defined herein. For purposes of this Agreement, a "competing business" is any business that competes with the Company in the research, development, marketing or sale of temperature metrology equipment. Lifschultz agrees that the Company provides good and services both at its facilities and at the locations of its customers or clients and that, by the nature of its business, it operates globally and the Market Area shall therefore be anywhere in the world. Notwithstanding the provisions of this Article 6(b), Lifschultz may own, solely as an investment, not more than one percent (1%) of any class of securities of any competing business that is publicly-traded on any United States national security exchange or reported on the National Association of Securities Dealers Automated Quotation System.

     (c) Lifschultz acknowledges that, during the Covenant Period, he may engage in any business activity or gainful employment of any type and in any place except as described

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above. Lifschultz acknowledges that he will be reasonably able to earn a livelihood without violating the terms of this Agreement.

6.   No Solicitation Provisions. Lifschultz further agrees that during the
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Covenant Period he will not, without Fluke's prior written consent, directly or indirectly (i) induce or attempt to influence any employee of the Company or Fluke or their respective subsidiaries or parents to leave its employ, (ii) hire any person who shall have been an employee of the Company or Fluke or their respective subsidiaries or parents, within one year preceding the Effective Time of the Acquisition, (iii) aid or agree to aid any competitor, customer or supplier of the Company or Fluke or their respective subsidiaries or parents in any attempt to hire any person who shall have been employed by the Company within one year preceding the termination of Lifschultz's employment with the Company, or (iv) induce or attempt to influence any person or business entity who was a customer of the Company or Fluke or their respective subsidiaries or parents during any portion of the Covenant Period to transact business with a competing business.

7.   Proprietary Information. Lifschultz acknowledges and understands that
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Proprietary Information is an important asset of the Company and agrees that he shall not disclose, publish, or use Proprietary Information until such information is disclosed to the public by its owner or ownership rights terminate pursuant to law. Lifschultz shall return to the Company all Proprietary Information in his possession upon the Effective Time of the Acquisition. Proprietary Information for purposes of this Agreement shall include Company information that otherwise is not generally known to the public and that is or has been developed, owned or obtained by either Lifschultz or the Company. "Proprietary Information" includes, without limitation, any technical data, trade secrets, good will or know-how, including without limitation, information related to operations, employee roles and functions, products, research, inventions, designs, processes, methods, product proposals and development, products yet to be announced, development engineering, technology-based components research, computer software, source code, specifications, confidential manuals, sales and financial materials, forecasts, pricing and cost data, customer lists, sales figures, projections and plans, business strategies, unannounced products, or other oral, written or computer-generated information, including non-technical and non-sales-related information.

8.   Independence of Obligations. The covenants of Lifschultz set forth in this
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Agreement shall be construed as independent of any other agreement or arrangement between the

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Lifschultz and Fluke or the Company. The existence of any claim or cause of action by Lifschultz against Fluke or the Company shall not constitute a defense to the enforcement of such covenant against Lifschultz.

9.   Release of Claims. For Lifschultz and Lifschultz's respective legal
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successors and assigns, Lifschultz as of the Effective Time (a) releases and absolutely discharges the Company and all of its subsidiaries, affiliates, parent, stockholders, employees, agents, attorneys, legal successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, suspected or unsuspected, which Lifschultz now has, owns or holds, or at any other time had, owned or held, or will or may have, own or hold based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date of the Effective Time of the Acquisition, and (b) releases and discharges any and all rights of first refusal, options and other claims or preemptive rights he has with respect to any securities, assets, properties or businesses of the Company or any of its subsidiaries, affiliates or parent.

10.  Indemnification. Lifschultz shall indemnify, defend, protect and hold
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harmless Fluke, the Company and each of their respective subsidiaries, affiliates, directors, officers, managers, employees, members, assigns and successors (collectively, "Buyer Indemnified Parties") from, against and in respect of any and all costs, liabilities, fees, expenses and other damages suffered, sustained, incurred or paid by any of the Buyer Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly, any of the liens or encumbrances related to or arising out of legal actions involving Lifschultz Fast Freight, Inc. that are by or against Consolidated Freightways, Yellow Freight Systems and Roadway Express, and any liabilities or obligations relating thereto. These same indemnification obligations shall also apply to the March 10, 1994 judgment lien held by Zurich Insurance Company against Lifschultz Fast Freight, Inc. (judgment number 000633793-01). Lifschultz's liability under this indemnification article shall not exceed two hundred and fifty thousand dollars ($250,000).

11.  Severability, Reformation. If any provision of this Agreement is held by a
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court of competent jurisdiction to be excessively broad as to duration, activity, subject or geographic scope, this Agreement shall be modified to extend only over the maximum duration, activity or subject as to which such provision shall be valid and enforceable under applicable law. If any provision of this Agreement shall, for any reason, be held by a court of competent jurisdiction to

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be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provisions of this agreement, but this agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

12.  Specific Enforcement. Lifschultz acknowledges that it would be difficult to
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measure the damages that might result from any breach of any of the agreements or covenants of the Lifschultz contained herein, and that any breach of any such covenants or agreements will result in irreparable injury to Fluke or to the Company, for which money damages could not adequately compensate. If a breach of such covenants or agreement occurs, Fluke shall be entitled, in addition to all of the rights and remedies that it may have at law or in equity, to

     (a) immediate reimbursement by Lifschultz to Fluke of the $350,000 paid to him pursuant to Article 2 of this Agreement and

     (b) injunctive relief to enjoin and restrain Lifschultz and all other persons and entities involved therein from continuing such breach. If Fluke resorts to litigation to enforce any of the covenants or agreements contained herein that have a fixed term, then such term shall be extended for a period of time equal to the period during which a breach of the covenant or agreement was occurring, or, if later, the last day of the original fixed term of such covenant or agreement.

13.  Notices. All notices and other communications given pursuant to this
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Agreement shall be in writing and shall be delivered in hand, sent by telecopier and confirmed by mailing of a copy thereof by ordinary mail on the same or immediately following business day, or sent by certified mail, return receipt requested, with postage and fees prepaid, addressed or delivered to the party for whom the notice or other communication is intended at that party's address set forth in the heading of this Agreement or to such other address for a party, notice of which, complying with these provisions, has been give by that party to the other. All such notices, requests, demands or other communications will be deemed to have been effectively given when received by the person addressed.

14.  Waiver.
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     (a)  No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement and no delay on the party of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of the power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or

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remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

     (b) No party will be deemed to have waived any claim arising out of this Agreement or any power, right, privilege or remedy provided under this Agreement unless the waiver of the claim, power, right, privilege or remedy is set forth expressly in a written instrument duly executed and delivered on behalf of the waiving party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

5.   Survival. The respective obligations of the parties under this Agreement
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that by their nature would continue beyond the termination, cancellation or expiration, shall survive termination, cancellation, or expiration, including but not limited to Articles 6 through 18.

16.  Assignment. This Agreement shall be assignable by the Company or Fluke to
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any person, firm or corporation that may become a successor in interest to the
Company or Fluke or any of their respective subsidiaries or affiliates. This assignment can include Articles 5 and 6. The duties and obligations under this Agreement are personal to Lifschultz and he shall have no right to assign this Agreement.

17.  Binding Effect. This Agreement shall be binding upon and shall inure to the
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benefit of Fluke and its successors and assigns and upon Lifschultz and his heirs and legal representatives.

18.  Applicable Law; Jurisdiction. Except to the extent governed by federal law,
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this Agreement shall be governed by and construed in accordance with the laws of the state of Utah without giving effect to the conflict of laws provisions thereunder. Each of the parties hereby absolutely and irrevocably consents and submits to the jurisdiction of the courts of the state of Washington or the state of Utah and of any federal court sitting in Seattle or Salt Lake City in connection with any actions or proceedings brought against any party arising out of or relating to this Agreement. In any such action or proceeding, the parties each hereby absolutely and irrevocably (i) waive any objection to jurisdiction or venue, (ii) waive personal service of any summons, complaint, declaration or other process, and (iii) agree that the service thereof may be made by certified or registered first-class mail directed to such party, as the case may be, at their addresses set forth under the signature lines of this Agreement.

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19.  Counterparts. This Agreement may be executed in several counterparts, each
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of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

20.  Termination. This Agreement shall terminate and have no effect and be void,
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and no party hereto shall have any obligation hereunder, upon termination of the
Offer (as defined in the Merger Agreement) or termination of the Merger
Agreement.

IN WITNESS WHEREOF, the undersigned have executed this agreement as of the date first above written.

FLUKE ELECTRONICS CORPORATION



By   /s/ Christopher C. McMahon                /s/ David K. Lifschultz
  -----------------------------              -----------------------------
                                             David K. Lifschultz

Address:                                     Address:
6920 Seaway Blvd.
P.O. Box 9090, MS 203A
Everett, WA 98206-9090

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